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                                  EXHIBIT 99.1

                       PRESS RELEASE OF AUGUST 13, 1997







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PLANO, TEXAS - AUGUST 13, 1997 - CS Wireless Systems, Inc. today announced the execution of various agreements with TelQuest Satellite Services LLC which has been organized to provide digital video programming services, including a combined headend in the sky and direct-to-home (DTH) Ku-band offering. The Company, through its Affiliation Agreement with TelQuest Satellite Services LLC, anticipates that TelQuest's headend in the sky service will be utilized in connection with CS's planned launch of digital video services in Dallas, Texas and in selected other markets in which the Company operates.

The Company also agreed to invest $2,500,000 in cash and contribute, through a lease, up to $2,500,000 in equipment to acquire a 25% ownership interest in TelQuest Satellite Services LLC. TelQuest Satellite Services LLC's other members are TelQuest Communications, Inc. and CAI Wireless Systems, Inc. CAI owns approximately forty-seven percent (47%) of CS. Jared Abbruzzese, Chairman of CS, is the majority shareholder in TelQuest Communications, Inc. and is Chairman and Chief Executive Officer of CAI.

TelQuest Satellite Services LLC will begin providing headend in the sky service to affiliates this fall via its national uplink facility being constructed in Hawley, Pennsylvania by Nexcom, Inc. and the TelStar 5 Satellite successfully deployed by Loral Skynet in July. In addition to its headend in the sky service, TelQuest Satellite Services LLC plans to offer a DTH digital video programming service commencing in 1998.

"The signing of these agreements is a significant event for CS," said David Webb, President and Chief Executive Officer. "By utilizing TelQuest's national headend in the sky service, CS will not need to construct and maintain fully-configured digital headends in markets offering digital video services. Furthermore, TelQuest's services will be based on the latest compression and encryption technologies as well as the ATSC standard for high definition television, which means that CS can take full advantage of the capabilities of digital technology, both now and in the future."

Based in Plano, Texas, CS Wireless Systems, Inc. is one of the largest wireless cable television companies in the United States in terms of line of sight households and subscribers. CAI is one of the largest developers, owners and operators of wireless cable television systems in the country. Approximately thirty-eight percent (38%) of CS is owned by Heartland Wireless Communications, Inc., a leading developer, owner and operator of wireless cable systems in small to mid-size markets located in the central United States.

This release contains forward-looking statements based on current expectations. Such statements are based on an assessment of a variety of factors, contingencies and uncertainties deemed relevant by management, including technological changes and competitive products and services. As a result, the actual results realized by the Company could differ materially. There can be no assurance as to the availability of TelQuest's headend in the sky and DTH services or that such services will be utilized in the launch of digital services in any of the Company's markets. Accordingly, readers are cautioned not to place undue reliance on the forward-looking statements made in this release. Please refer to Management's Discussion and Analysis of Financial

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Condition and Results of Operations included in the Company's Form 10-Q for the quarter ended March 31, 1997 and the Company's Form 10-K for the year ended December 31, 1996.

For further information, contact:

Jeffrey A. Kupp
Chief Financial Officer
CS Wireless Systems, Inc.
200 Chisholm Place, Suite 202
Plano, Texas 75075
Tel. (972) 633-4075
Fax (972) 422-4553





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